Exhibit 99.1

News RELEASE Contacts: Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. REPORTS

SECOND QUARTER 2021 FINANCIAL RESULTS

CONROE, TX – July 21, 2021 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (“Spirit,” the “Company,” “we,” “our,” or “us”) reported net income of $12.4 million in the second quarter of 2021, representing diluted earnings per share of $0.70, compared to net income of $7.7 million in the second quarter of 2020, representing diluted earnings per share of $0.44. Financial results for the second quarter of 2021 were favorably impacted by $2.4 million net accretion of origination fees from the U.S. Small Business Administration (the “SBA”) on Paycheck Protection Program (“PPP”) loans.

Second Quarter 2021 Financial and Operational Highlights

•	Non-interest income increased by $1.2 million or 47.3%, during the three months ended June 30, 2021 compared to the three months ended March 31, 2021.

•	Noninterest expense was tightly controlled and only increased by $151 thousand during the three months ended June 30, 2021 compared to the three months ended March 31, 2021.

•	Net interest margin for the second quarter of 2021 as reported and on a tax equivalent basis(1) was 4.06% and 4.14%, respectively.

•	At June 30, 2021, return on average assets was 1.57% annualized.

•	Book value per share increased to $22.01 at June 30, 2021 and tangible book value per share(1) increased to $17.12 at the same date.

•	At June 30, 2021, total stockholders’ equity to total assets was 12.25% and tangible stockholders’ equity to tangible assets(1) was 9.79%.

Dean Bass, Spirit’s Chairman and Chief Executive Officer, stated, “I am extremely pleased to report another quarter of strong financial and operational results. While second quarter net income continues to be assisted by PPP fee income from the SBA, over the past year we have invested heavily in initiatives that increase profitability going forward, even as PPP fee income begins to decline in future quarters. We have fully implemented cost-cutting initiatives across the organization to unlock value where possible and invested in restructuring our SBA loan department to drive growth in non-interest income over the next few quarters. Excess cash has been directed to higher yielding interest earning assets while maintaining sufficient liquidity to fund future loan growth. Finally, we continue to focus on non-interest income growth with our swap product offerings.

“Asset quality continues to improve with second quarter nonperforming loans reaching pandemic lows and charge off activity staying within our historical tolerance range. The economic outlook, both nationally and locally, is strong and we are seeing demand for loans return. As our capital levels continue to improve sequentially, we will build the strength to pursue future strategic opportunities. Overall, I am extremely proud of our team and excited to see what the future holds for Spirit of Texas Bancshares,” Mr. Bass concluded.

Loan Portfolio and Composition

During the second quarter of 2021, gross loans decreased to $2.27 billion as of June 30, 2021, a decrease of 6.5% from $2.43 billion as of March 31, 2021, and a decrease of 6.4% from $2.43 billion as of June 30, 2020. We continue to process a significant volume of PPP loan forgiveness applications from our customers. Excluding the effect of PPP loan forgiveness, the loan portfolio as of June 30, 2021 increased by $17.4 million, or 3.4% annualized from March 31, 2021. We currently see many borrowers maintaining and often accelerating their anticipated need for credit in 2021 and 2022, which has allowed our current loan pipeline to remain at elevated levels. Historically, the third and fourth quarters of our fiscal year are periods of higher loan growth for us and we anticipate this trend will continue in 2021.

Asset Quality

Asset quality continues to improve from levels experienced at the height of the COVID-19 pandemic with non-performing loans declining by $2.4 million or 23.9% during the second quarter of 2021 from the first quarter of 2021. Many of our borrowers have enjoyed a healthy increase in business activity due primarily to heightened demand for goods and services. The provision for loan losses recorded for the second quarter of 2021 was $1.3 million, which increased the allowance to $16.5 million, or 0.73% of the $2.27 billion in gross loans outstanding as of June 30, 2021. Provision expense for the second quarter of 2021 related primarily to the provisioning of loans moving from acquired loan portfolios to the organic loan portfolio upon their renewal.

Nonperforming loans to loans held for investment ratio continues to remain low at 0.33% as of June 30, 2021, which decreased from 0.41% as of March 31, 2021, and increased from 0.31% as of June 30, 2020. Annualized net charge-offs were 20 basis points for the second quarter of 2021 compared to 14 basis points for the first quarter of 2021.

Substantially all loans in active deferment related to the COVID-19 pandemic at March 31, 2021 have resumed regularly scheduled payments during the second quarter of 2021, and only $2.6 million of loans remain on deferral as of June 30, 2021.

Deposits and Borrowings

Deposits totaled $2.57 billion as of June 30, 2021, a decrease of 1.0% from $2.60 billion as of March 31, 2021, and an increase of 6.5% from $2.41 billion as of June 30, 2020. Noninterest-bearing demand deposits decreased $28.2 million, or 3.5%, from March 31, 2021, and increased $26.4 million, or 3.5%, from June 30, 2020. The decrease in noninterest-bearing deposits is primarily due to seasonal factors and deposit accounts related to PPP loans funded during the first quarter of 2021. Noninterest-bearing demand deposits represented 30.0% of total deposits as of June 30, 2021, down from 30.8% of total deposits as of March 31, 2021, and down from 30.9% of total deposits as of June 30, 2020. Interest-bearing demand deposits increased $43.6 million, or 9.0%, from March 31, 2021 primarily due to the seasonality of public funds. The average cost of deposits was 0.32% for the second quarter of 2021, representing a 5 basis point decrease from the first quarter of 2021 and a 34 basis point decrease from the second quarter of 2020. The decrease in average cost of deposits was due primarily to the continued repricing of certificates of deposit that matured during the second quarter of 2021.

Borrowings decreased by $72.6 million during the second quarter of 2021 to $119.1 million due primarily to repayment of advances under the Paycheck Protection Program Liquidity Facility from the Board of Governors of the Federal Reserve System. Borrowings totaled 3.9% of total assets at June 30, 2021, compared to 6.1% at March 31, 2021 and 6.5% at June 30, 2020.

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Net Interest Margin and Net Interest Income

The net interest margin for the second quarter of 2021 was 4.06%, an increase of 12 basis points from the first quarter of 2021 and an increase of 11 basis points from the second quarter of 2020. The tax equivalent net interest margin(1) for the second quarter of 2021 was 4.14%, an increase of 16 basis points from the first quarter of 2021 and 14 basis points from the second quarter of 2020. Excluding the impact of PPP loans(1), the tax equivalent net interest margin for the first quarter of 2021 was 4.10% compared to 4.02% for the first quarter of 2021. Approximately $4.8 million of net deferred PPP origination fees remain unamortized at June 30, 2021. The net interest margin for the second quarter was also assisted by a lower average cash balance and higher average investments balance as securities purchased during the first quarter of 2021 earn approximately 130 basis points more than cash. The yield on loans for the second quarter of 2021 was 5.30% compared to 5.09% at March 31, 2021. Excluding the impact of PPP loans(1), the yield on loans for the second quarter of 2021 was 5.40% compared to 5.29% at March 31, 2021.

Net interest income totaled $29.7 million for the second quarter of 2021, an increase of 6.7% from $27.8 million for the first quarter of 2021. Interest income totaled $32.8 million for the second quarter of 2021, an increase of 5.1% from $31.2 million for the first quarter of 2021. Interest and fees on loans increased $1.2 million, or 3.9%, compared to the first quarter of 2021, and increased by $1.1 million, or 3.6%, from the second quarter of 2020. Interest expense was $3.1 million for the second quarter of 2021, a decrease of 8.3% from $3.3 million for the first quarter of 2021 and a decrease of 32.2% from $4.5 million for the second quarter of 2020.

Noninterest Income and Noninterest Expense

Noninterest income totaled $3.9 million for the second quarter of 2021, compared to $2.6 million for the first quarter of 2021. This increase was primarily driven by increased other noninterest income of $1.3 million during the second quarter of 2021, which was comprised of swap fees of $1.4 million compared to swap fees for the first quarter of 2021 of $121 thousand.

Noninterest expense totaled $16.8 million in the second quarter of 2021, an increase of 0.91% from $16.6 million in the first quarter of 2021, which was primarily due to increases in salaries and benefits expense and other operating expense, partially offset by a decrease in data processing and network expense.

The efficiency ratio was 50.0% in the second quarter of 2021, compared to 54.6% in the first quarter of 2021, and 56.3% in the second quarter of 2020. The second quarter of 2021 efficiency ratio continues to be assisted by PPP origination fees immediately recognized at the time of forgiveness by the SBA.

(1)

Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, Tangible Stockholders’ Equity to Tangible Assets Ratio and certain PPP-related figures are all non-GAAP measures. In Spirit’s judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. Regarding Tangible Book Value Per Share and Tangible Stockholders’ Equity To Tangible Assets, Spirit believes that that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value. Furthermore, Spirit believes that the PPP-related figures are important to investors due to the anticipated short-term nature of the PPP loans and the expected forgiveness by the SBA continuing in the coming quarters. The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures discussed in this earnings release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this earnings release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this earnings release.

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Conference Call

Spirit of Texas Bancshares, Inc. has scheduled a conference call to discuss its second quarter 2021 financial results, which will be broadcast live over the Internet, on Thursday, July 22, 2021 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 201-389-0867 and ask for the “Spirit of Texas” call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.sotb.com/news-events/ir-calendar. For those who cannot listen to the live call, a replay will be available through July 29, 2021, and may be accessed by dialing 201-612-7415 and using pass code 13721108#. Also, an archive of the webcast will be available shortly after the call at https://ir.sotb.com/news-events/ir-calendar for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank SSB (the “Bank”), provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. The Bank has 37 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, Austin, San Antonio/New Braunfels, Corpus Christi, and Tyler metropolitan areas, along with offices in North Central and South Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our anticipations, expectations, beliefs, plans, predictions, projections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) changes in general business, industry, economic conditions, or competition; (ii) the impact of the ongoing COVID-19 pandemic on the Bank’s business, including the impact of actions taken by governmental and regulatory authorities in response to such pandemic, such as the Coronavirus Aid, Relief, and Economic Security Act and the programs established thereunder, and the Bank’s participation in such programs, (iii) changes in any applicable law, rule, regulation, policy, guideline, or practice governing or affecting bank holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (iv) adverse changes or conditions in capital and financial markets; (v) changes in interest rates; (vi) higher-than-expected costs or other difficulties related to integration of combined or merged businesses; (vii) the inability to realize

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expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions; (viii) changes in the quality or composition of our loan and investment portfolios; (ix) adequacy of loan loss reserves; (x) increased competition; (xi) loss of certain key officers; (xii) continued relationships with major customers; (xiii) deposit attrition; (xiv) rapidly changing technology; (xv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvi) changes in the cost of funds, demand for loan products, or demand for financial services; (xvii) other economic, competitive, governmental, or technological factors affecting our operations, markets, products, services, and prices; and (xviii) our success at managing the foregoing items.    For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 5, 2021, and our other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs and expectations of the Company’s management team, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

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SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
		(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$30,995	$29,829	$32,682	$29,901	$29,912
Interest and dividends on investment securities	1,641	1,115	914	465	457
Other interest income	118	225	101	115	185

Total interest income	32,754	31,169	33,697	30,481	30,554

Interest expense:
Interest on deposits	2,081	2,327	2,726	3,392	3,945
Interest on FHLB advances and other borrowings	972	1,003	1,099	875	558

Total interest expense	3,053	3,330	3,825	4,267	4,503

Net interest income	29,701	27,839	29,872	26,214	26,051
Provision for loan losses	1,349	1,086	4,417	2,831	2,838

Net interest income after provision for loan losses	28,352	26,753	25,455	23,383	23,213

Noninterest income:
Service charges and fees	1,539	1,434	1,554	1,525	1,270
SBA loan servicing fees, net	203	324	307	619	256
Mortgage referral fees	384	274	347	428	357
Gain on sales of loans, net	—	155	419	612	326
Gain (loss) on sales of investment securities	—	5	—	1,031	—
Other noninterest income	1,732	427	6,153	604	356

Total noninterest income	3,858	2,619	8,780	4,819	2,565

Noninterest expense:
Salaries and employee benefits	9,603	9,220	10,656	11,365	7,946
Occupancy and equipment expenses	2,354	2,662	2,749	2,222	2,761
Professional services	457	524	521	555	716
Data processing and network	931	1,229	1,379	1,002	849
Regulatory assessments and insurance	483	535	549	517	379
Amortization of intangibles	755	823	879	919	919
Advertising	47	78	74	333	119
Marketing	70	93	60	18	38
Telephone expense	599	499	560	563	483
Conversion expense	—	—	16	279	69
Other operating expenses	1,486	971	984	1,520	1,825

Total noninterest expense	16,785	16,634	18,427	19,293	16,104

Income before income tax expense	15,425	12,738	15,808	8,909	9,674
Income tax expense	3,015	2,652	3,353	1,821	1,980

Net income	$12,410	$10,086	$12,455	$7,088	$7,694

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	June 30, 2021	March 31, 2021	As of December 31, 2020	September 30, 2020	June 30, 2020
			(Dollars in thousands)
Assets:
Cash and due from banks	$57,651	$28,879	$31,396	$29,345	$35,248
Interest-bearing deposits in other banks	82,448	40,687	231,638	121,739	200,096

Total cash and cash equivalents	140,099	69,566	263,034	151,084	235,344

Time deposits in other banks	—	—	—	—	—
Investment securities:
Available for sale securities, at fair value	434,223	442,576	212,420	119,814	90,878
Equity investments, at fair value	23,877	23,741	24,000	—	—

Total investment securities	458,100	466,317	236,420	119,814	90,878

Loans held for sale	3,220	1,192	1,470	4,287	7,718
Loans:
Loans held for investment	2,272,089	2,430,594	2,388,532	2,452,353	2,427,292
Less: allowance for loan and lease losses	(16,527)	(16,314)	(16,026)	(12,207)	(9,905)

Loans, net	2,255,562	2,414,280	2,372,506	2,440,146	2,417,387

Premises and equipment, net	79,408	81,379	83,348	82,734	79,156
Accrued interest receivable	9,071	10,588	11,199	11,612	12,188
Other real estate owned and repossessed assets	140	—	133	302	3,743
Goodwill	77,681	77,681	77,681	77,681	77,966
Core deposit intangible	6,240	6,995	7,818	8,698	9,617
SBA servicing asset	2,567	2,821	2,953	3,051	3,115
Deferred tax asset, net	1,962	2,213	1,085	494	—
Bank-owned life insurance	31,161	16,057	15,969	15,878	15,787
Federal Home Loan Bank and other bank stock, at cost	5,734	5,727	5,718	5,709	5,696
Right of use assets	5,569	6,058	—	—	—
Other assets	8,241	9,338	5,425	3,580	4,423

Total assets	$3,084,755	$3,170,212	$3,084,759	$2,925,070	$2,963,018

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$772,032	$800,233	$727,543	$667,199	$745,646
Interest-bearing	1,192,067	1,149,781	1,092,934	940,930	946,969

Total transaction accounts	1,964,099	1,950,014	1,820,477	1,608,129	1,692,615
Time deposits	608,073	647,536	638,658	679,387	722,376

Total deposits	2,572,172	2,597,550	2,459,135	2,287,516	2,414,991
Accrued interest payable	860	1,160	1,303	1,321	1,025
Short-term borrowings	—	—	10,000	10,000	104,830
Long-term borrowings	119,052	191,687	242,020	267,746	88,246
Deferred tax liability, net	—	—	—	—	405
Operating lease liability	5,730	6,231	—	—	—
Other liabilities	9,173	7,827	11,522	6,966	5,943

Total liabilities	2,706,987	2,804,455	2,723,980	2,573,549	2,615,440

Stockholders’ Equity:
Common stock	301,202	300,591	298,850	298,509	298,176
Retained earnings	96,111	85,246	76,683	65,783	59,907
Accumulated other comprehensive income (loss)	(2,690)	(3,225)	1,005	(237)	1,272
Treasury stock	(16,855)	(16,855)	(15,759)	(12,534)	(11,777)

Total stockholders’ equity	377,768	365,757	360,779	351,521	347,578

Total liabilities and stockholders’ equity	$3,084,755	$3,170,212	$3,084,759	$2,925,070	$2,963,018

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Loan Composition

(Unaudited)

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
			(Dollars in thousands)
Loans:
Commercial and industrial loans (1)(2)	$535,746	$699,896	$574,986	$690,009	$717,280
Real estate:
1-4 single family residential loans	356,503	348,908	364,139	373,220	372,445
Construction, land and development loans	345,420	344,557	415,488	402,476	390,068
Commercial real estate loans (including multifamily)	964,313	964,342	956,743	906,134	843,247
Consumer loans and leases	8,307	9,619	11,738	12,977	19,159
Municipal and other loans	61,800	63,272	65,438	67,537	85,092

Total loans held in portfolio	$2,272,089	$2,430,594	$2,388,532	$2,452,353	$2,427,292

(1)

Balance includes $64.9 million, $67.4 million, $70.8 million, $72.7 million, and $75.1 million, of the unguaranteed portion of SBA loans as of June 30, 2021, March 31, 2021 December 31, 2020, September 30, 2020, and June 30, 2020, respectively.

(2)

Balance includes $188.3 million, $366.5 million, $276.1 million, and $421.1 million of PPP loans as of June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020, and June 30, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Deposit Composition

(Unaudited)

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
				(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$772,032	$800,233	$727,543	$667,199	$745,646
Interest-bearing demand deposits	529,512	485,863	472,075	391,396	360,282
Interest-bearing NOW accounts	10,763	9,904	10,288	8,655	31,132
Savings and money market accounts	651,791	654,014	610,571	540,879	555,555
Time deposits	608,074	647,536	638,658	679,387	722,376

Total deposits	$2,572,172	$2,597,550	$2,459,135	$2,287,516	$2,414,991

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	June 30, 2021			June 30, 2020
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
			(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$115,322	$40	0.14%	$220,940	$148	0.27%
Loans, including loans held for sale (2)	2,347,636	30,995	5.30%	2,332,707	29,911	5.14%
Investment securities and other	469,365	1,719	1.47%	93,256	495	2.13%

Total interest-earning assets	2,932,323	32,754	4.48%	2,646,903	30,554	4.63%

Noninterest-earning assets	241,133			228,203

Total assets	$3,173,456			$2,875,106

Interest-bearing liabilities:
Interest-bearing demand deposits	$518,240	$159	0.12%	$346,220	$175	0.20%
Interest-bearing NOW accounts	10,572	1	0.05%	29,087	18	0.25%
Savings and money market accounts	667,434	691	0.42%	539,533	825	0.61%
Time deposits	622,390	1,230	0.79%	719,498	2,927	1.63%
FHLB advances and other borrowings	184,472	972	2.11%	150,388	558	1.49%

Total interest-bearing liabilities	2,003,108	3,053	0.61%	1,784,726	4,503	1.01%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	782,158			742,542
Other liabilities	281			2,236
Stockholders’ equity	387,909			345,602

Total liabilities and stockholders’ equity	$3,173,456			$2,875,106

Net interest rate spread			3.87%			3.62%

Net interest income and margin		$29,701	4.06%		$26,051	3.95%

Net interest income and margin (tax equivalent)(3)		$30,262	4.14%		$26,424	4.00%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended June 30, 2021 and June 30, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	June 30, 2021			March 31, 2021
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
		(Dollars in thousands)			(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	115,322	$40	0.14%	$150,583	$76	0.20%
Loans, including loans held for sale (2)	2,347,636	30,995	5.30%	2,376,657	29,829	5.09%
Investment securities and other	469,365	1,719	1.47%	339,859	1,264	1.51%

Total interest-earning assets	2,932,323	32,754	4.48%	2,867,099	31,169	4.41%

Noninterest-earning assets	241,133			234,544

Total assets	$3,173,456			$3,101,643

Interest-bearing liabilities:
Interest-bearing demand deposits	$518,240	$159	0.12%	$469,287	$155	0.13%
Interest-bearing NOW accounts	10,572	1	0.05%	10,232	1	0.04%
Savings and money market accounts	667,434	691	0.42%	634,828	657	0.42%
Time deposits	622,390	1,230	0.79%	643,906	1,514	0.95%
FHLB advances and other borrowings	184,472	972	2.11%	213,483	1,003	1.91%

Total interest-bearing liabilities	2,003,108	3,053	0.61%	1,971,736	3,330	0.68%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	782,158			748,785
Other liabilities	281			19,072
Stockholders’ equity	387,909			362,050

Total liabilities and stockholders’ equity	$3,173,456			$3,101,643

Net interest rate spread			3.87%			3.72%

Net interest income and margin		$29,701	4.06%		$27,839	3.94%

Net interest income and margin (tax equivalent)(3)		$30,262	4.14%		$28,168	3.98%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended June 30, 2021 and March 31, 2021, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share

(Unaudited)

	As of or for the Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
		(Dollars in thousands, except per share data)
Basic and diluted earnings per share - GAAP basis:
Net income available to common stockholders	$12,410	$10,086	$12,455	$7,088	$7,694

Weighted average number of common shares - basic	17,152,217	17,103,981	17,168,091	17,340,898	17,581,959
Weighted average number of common shares - diluted	17,627,958	17,518,029	17,336,484	17,383,427	17,612,919
Basic earnings per common share	$0.72	$0.59	$0.73	$0.41	$0.44

Diluted earnings per common share	$0.70	$0.58	$0.72	$0.41	$0.44

Basic and diluted earnings per share - Non-GAAP basis:
Net income	$12,410	$10,086	$12,455	$7,088	$7,694
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	—	(5)	—	(1,031)	—
Noninterest expense
Merger related expenses	—	—	24	342	69
Taxes:
NOL Carryback	—	—			—
Tax effect of adjustments	—	1	(5)	145	(14)

Adjusted net income	$12,410	$10,082	$12,474	$6,544	$7,749

Weighted average number of common shares - basic	17,152,217	17,103,981	17,168,091	17,340,898	17,581,959
Weighted average number of common shares - diluted	17,627,958	17,518,029	17,336,484	17,383,427	17,612,919
Basic earnings per common share - Non-GAAP basis	$0.72	$0.59	$0.73	$0.38	$0.44

Diluted earnings per common share - Non-GAAP basis	$0.70	$0.58	$0.72	$0.38	$0.44

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis

(Unaudited)

	As of or for the Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
		(Dollars in thousands, except per share data)
Net interest margin - GAAP basis:
Net interest income	$29,701	$27,839	$29,872	$26,214	$26,051
Average interst-earning assets	2,932,323	2,867,099	2,716,596	2,664,355	2,646,903
Net interest margin	4.06%	3.94%	4.36%	3.90%	3.95%
Net interest margin - Non-GAAP basis:
Net interest income Plus:	$29,701	$27,839	$29,872	$26,214	$26,051
Impact of fully taxable equivalent adjustment	561	329	512	446	373

Net interest income on a fully taxable equivalent basis	$30,262	$28,168	$30,384	$26,660	$26,424

Average interst-earning assets	2,932,323	2,867,099	2,716,596	2,664,355	2,646,903
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	4.14%	3.98%	4.44%	3.97%	4.00%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share

(Unaudited)

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
		(Dollars in thousands, except per share data)
Total stockholders’ equity	$377,768	$365,757	$360,779	$351,521	$347,578
Less:
Goodwill and other intangible assets	83,921	84,676	85,499	86,379	87,583

Tangible stockholders’ equity	$293,847	$281,081	$275,280	$265,142	$259,995

Shares outstanding	17,164,103	17,136,553	17,081,831	17,316,313	17,368,573
Book value per share	$22.01	$21.34	$21.12	$20.30	$20.01
Less:
Goodwill and other intangible assets per share	$4.89	$4.94	$5.01	4.99	5.04

Tangible book value per share	$17.12	$16.40	$16.11	$15.31	$14.97

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Equity to Tangible Assets

(Unaudited)

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
			(Dollars in thousands)
Total stockholders’ equity to total assets - GAAP basis:
Total stockholders’ equity (numerator)	$377,768	$365,757	$360,779	$351,521	$347,578
Total assets (denominator)	3,084,755	3,170,212	3,084,759	2,925,070	2,963,018
Total stockholders’ equity to total assets	12.25%	11.54%	11.70%	12.02%	11.73%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$377,768	$365,757	$360,779	$351,521	$347,578
Less:
Goodwill and other intangible assets	83,921	84,676	85,499	86,379	87,583

Total tangible common equity (numerator)	$293,847	$281,081	$275,280	$265,142	$259,995

Tangible assets:
Total assets	3,084,755	3,170,212	3,084,759	2,925,070	2,963,018
Less:
Goodwill and other intangible assets	83,921	84,676	85,499	86,379	87,583

Total tangible assets (denominator)	$3,000,834	$3,085,536	$2,999,260	$2,838,691	$2,875,435

Tangible equity to tangible assets	9.79%	9.11%	9.18%	9.34%	9.04%